Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Stockholders of Coldwater Creek Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-82260, 333-60099, and 333-31699) on Forms S-8 of Coldwater Creek Inc. of our reports dated June 20, 2006, with respect to the consolidated balance sheets of Coldwater Creek Inc. as of January 28, 2006 and January 29, 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the fiscal years ended January 28, 2006, January 29, 2005, and January 31, 2004, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of January 28, 2006 and the effectiveness of internal control over financial reporting as of January 28, 2006, which reports appear in the January 28, 2006, annual report on Form 10-K/A of Coldwater Creek Inc.

Our report dated June 20, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of January 28, 2006, expresses our opinion that Coldwater Creek Inc. did not maintain effective internal control over financial reporting as of January 28, 2006 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the Company lacked technical expertise to evaluate revenue arrangements containing multiple deliverables and effectively identify and analyze the terms of such arrangements to ensure financial reporting complied with generally accepted accounting principles. As a result, the Company restated the interim financial statements in its quarterly reports on Form 10-Q for the quarters ended July 30, 2005 and October 29, 2005 and the annual financial statements and the quarterly information included in its Form 10-K for the year ended January 28, 2006 to correct an overstatement in credit card marketing revenue.

Our report dated June 20, 2006, on the consolidated financial statements of Coldwater Creek Inc. and subsidiaries contains an explanatory paragraph indicating that the Company restated its consolidated financial statements as of and for the fiscal year ended January 28, 2006 in order to correct an error in accounting for fees received under its co-branded customer credit-card program.

/s/ KPMG LLP

Boise, Idaho

June 20, 2006